Exhibit 3.14

OPERATING AGREEMENT

OF

SWN INTERNATIONAL, LLC

A Delaware Limited Liability Company

Dated effective as of March 19, 2010

OPERATING AGREEMENT

OF

SWN INTERNATIONAL, LLC

A Delaware Limited Liability Company

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.01	Definitions	1
1.02	Construction	2

ARTICLE II	ORGANIZATION	2

2.01	Formation	2
2.02	Name	2
2.03	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	2
2.04	Purposes	3
2.05	Term	3
2.06	No State-Law Partnership	3

ARTICLE III	MEMBERSHIP; DISPOSITIONS OF INTERESTS	3

3.01	Initial Members	3
3.02	Representations and Warranties	3
3.03	Liability to Third Parties	3
3.04	Transfer of Interests and Admission of Substitute Members	3

ARTICLE IV	CAPITAL CONTRIBUTIONS	4

4.01	Contributions	4
4.02	Return of Contributions	4

ARTICLE V	MANAGERMENT	4

5.01	Management	4
5.02	Officers	4

ARTICLE VI	INDEMNIFICATION	5

6.01	Right to Indemnification	5
6.02	Advance Payment	6
6.03	Indemnification of Officers, Employees and Agents	6

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6.04	Appearance as a Witness	6
6.05	Nonexclusivity of Rights	6
6.06	Insurance	6
6.07	Savings Clause	7

ARTICLE VII	TAXES	7

7.01	Tax Returns	7
7.02	Tax Elections	7

ARTICLE VIII	BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS	7

ARTICLE IX	DISSOLUTION, LIQUIDATION AND TERMINATION	8

9.01	Dissolution	8
9.02	Liquidation and Termination	8
9.03	Deficit Capital Accounts	8
9.04	Articles of Dissolution	9

ii

OPERATING AGREEMENT

OF

SWN INTERNATIONAL, LLC

A Delaware Limited Liability Company

THIS OPERATING AGREEMENT OF SWN INTERNATIONAL, LLC (this “Operating Agreement”), dated effective as of March 19, 2010, are adopted by Southwestern Energy Company, its sole and managing member (the “Member”).

ARTICLE I

DEFINITIONS

1.01    Definitions. As used in this Operating Agreement, the following terms have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with that first Person.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Delaware are closed.

“Capital Contribution” means any contribution by the Member to the capital of the Company.

“Certificate” has the meaning given that term in Section 2.01.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means SWN International, LLC, a Delaware limited liability company.

“Control,” “Controlled,” or “Controlling” means (a) with respect to any corporation or other entity having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote more than 50% of shares or the equivalent having the power to vote in the election of directors, managers, or Persons performing similar functions, and (b) with respect to any other entity, the ability to direct its business and affairs.

“Dispose,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.

“General Interest Rate “ means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by Chase Bank Texas National Association (Houston) from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum interest rate permitted by applicable law.

“Person” has the meaning given that term in Section 18-101(12) of the Act.

“Proceeding” has the meaning given that the term in Section 8.01.

“Operating Agreement” has the meaning given that term in the introductory paragraph.

Other terms defined herein have the meanings so given them.

1.02    Construction. Whenever the context requires, the gender of all words used in this Operating Agreement includes the masculine, feminine, and neuter. Unless otherwise expressly provided herein, all references to Articles and Sections refer to articles and sections of this Operating Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.01    Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act and the issuance of a certificate of formation for the Company by the Secretary of State of Delaware.

2.02    Name. The name of the Company is “SWN International, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Managers may select from time to time.

2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Member may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Member may designate from time to time.

2.04    Purposes. The purpose of the Company is to engage in any business or activity that is not forbidden by the law of the jurisdiction in which the Company engages in that business.

2.05    Term. The Company commenced on the date the Secretary of State of Delaware issued a certificate of formation for the Company and the period of duration of the Company shall be perpetual or such earlier time as this Operating Agreement may specify.

2.06    No State-Law Partnership. The Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no member or manager be a partner or joint venturer of any other member or manager, for any purposes other than federal and state tax purposes, and this Operating Agreement may not be construed to suggest otherwise.

ARTICLE III

MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01    Initial Members. The sole initial member of the Company is Southwestern Energy Company which is admitted to the Company as a member effective contemporaneously with its execution of this Operating Agreement.

3.02    Representations and Warranties. The Member hereby represents and warrants to the Company that (i) it is duly organized, validly existing, and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (ii) that the Member has full corporate power and authority to execute and agree to this Operating Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, or other Persons necessary for the due authorization, execution, delivery, and performance of this Operating Agreement by the Member have been duly taken; (iii) the Member has duly executed and delivered this Operating Agreement; and (iv) the Member’s authorization, execution, delivery and performance of this Operating Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

3.03    Liability to Third Parties. The Member shall not be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

3.04    Transfer of Interests and Admission of Substitute Members. Any Member may transfer its interest in the Company at any time, and the transferee shall become a Member in substitution for the transferring Member with all rights and obligations thereof. The books and records of the Company shall be modified to reflect the admission of such substitute Member. Any Member who transfers its interest in the Company shall cease to be a Member of the Company upon such transfer and shall have no future rights or obligations in or with respect to the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.01    Contributions. Without creating any rights in favor of any third party, the Member shall contribute to the Company all monies that in the judgment of the Member are necessary to enable the Company to cause the assets of the Company to be properly operated and maintained and to discharge its costs, expenses, obligations and liabilities.

4.02    Return of Contributions. The Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE V

MANAGEMENT

5.01    Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member.

5.02    Officers. (a) The Member hereby designates each of the following persons to occupy the office(s) of the Company set before his name and to serve in accordance with this Operating Agreement and until his successor shall have been elected and shall have qualified:

President	Steven L. Mueller
Vice President – Treasurer	William N. Banks
Vice President – Tax	Jennifer E. Stewart
Controller and CAO	R. Craig Owen
Secretary	Mark K. Boling
Assistant Secretary	Frederick C. Ogle

Each of the Persons listed above shall have the authority and duties normally associated with the office(s) set forth opposite his name. The Member may, from time to time, designate one or more other Persons to be officers of the Company. No officer need be a resident of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Member pursuant to the fifth sentence of this Section 5.02. Each officer shall hold office until his successor shall be duly designated or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member.

(b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Member whenever in its judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Member.

ARTICLE VI

INDEMNIFICATION

6.01    Right to Indemnification. Subject to the limitations and conditions as provided in this Article VI, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a member or manager of the Company or while a manager of the Company is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence or under theories of strict liability.

6.02    Advance Payment. The right to indemnification conferred in this Article VI shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 6.01 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VI and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

6.03    Indemnification of Officers, Employees and Agents. The Company shall indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it is required to indemnify and advance expenses to managers under this Article VI; and, the Company may indemnify and advance expenses to Persons who are not or were not managers, officers, employees or agents of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it is required to indemnify and advance expenses to managers under this Article VI.

6.04    Appearance as a Witness. Notwithstanding any other provisions of this Article VI, the Company may pay or reimburse expenses incurred by a manager in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

6.05    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which a manager or other Person indemnified pursuant to Section 6.03 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Operating Agreement, agreement, vote of members or disinterested managers or otherwise.

6.06    Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.

6.07    Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each manager or any other Person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

TAXES

7.01    Tax Returns. The Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 7.02.

7.02    Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Company’s fiscal year;

(b) to adopt the cash method of accounting and to keep the Company’s books and records on the income-tax method;

(c) to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company under section 195 of the Code ratably over a period of sixty (60) months as permitted by section 709(b) of the Code; and

(d) any other election the Member may deem appropriate.

Neither the Company nor the Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Operating Agreement (including, without limitation, Section 2.06) shall be construed to sanction or approve such an election.

ARTICLE VIII

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

Maintenance of Books. The Company shall keep books and records of accounts. The books of accounts for the Company shall be maintained on a cash basis in accordance with the terms of this Operating Agreement. The calendar year shall be the accounting year of the Company.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

9.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the written consent of the Member;

(b) the expiration of the period fixed for the duration of the Company set forth in the Certificate; or

(c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

9.02    Liquidation and Termination. On dissolution of the Company, the Member shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall cause any notice required by the Act to be mailed to each known creditor of and claimant against the Company in such manner as may be described in the Act; and

(c) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including without limitation, all expenses incurred in liquidation and any advances described in Section 4.03) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

9.03    Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of the Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation) or distributions of money pursuant to this Operating Agreement to the Member, upon dissolution of the

Company such deficit shall not be an asset of the Company and the Member shall not be obligated to contribute such amount to the Company to bring the balance of the Member’s capital account to zero.

9.04    Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company shall be terminated and the Member shall file Articles of Dissolution with the Secretary of State of Delaware, and take such other actions as may be necessary to terminate the Company.

IN WITNESS WHEREOF the Member has executed this Operating Agreement as of the date first set forth above.

MEMBER:

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Mark K. Boling
Mark K. Boling
Secretary